Exhibit 99 (a)

Section 16

2005 Executive Recognition and Retention Grant
Section 16 (b) Officers

INSERT NAME                                                                                       INSERT AMOUNT

Delphi will continue to face many industry wide challenges in 2005. In this environment, it is critical for Delphi to recognize and retain our salaried workforce. To that end, Delphi’s Board of Directors has approved a one-time special Recognition and Retention Grant to eligible U.S. worldwide executives.

Purpose
•	The grant is intended to recognize and retain executives. As such, the payment of the grant will occur over twenty-four months.

Approval
•	Reviewed and approved by the Delphi Board of Directors in February 2005.

General Eligibility
•	Section 16(b) officers of Delphi as of February 1, 2005.
•	The compensation committee will review the eligibility of each named 16(b) officers at the time of payment. Generally, it is expected that any payment will be at the discretion of the Compensation Committee but will not exceed the original grant amount.
•	Any employee whose overall performance and/or behavior are not satisfactory will not be eligible for the grant.
•	Employees on compensable, disability, FMLA, jury duty and military leaves on the payment date will be eligible to receive the grant upon their return to Delphi.

Grant Administration
•	The executive program is as follows:

-	Grant date: March 1, 2005
-	Grant amount is dependent on Section 16(b) officer status.

•	The grant will be paid in equal amounts per the following schedule:

-	September 1, 2005:	First installment
-	March 1, 2006:	Second installment
-	September 1, 2006:	Third installment
-	March 1, 2007:	Fourth installment
•	The grant will be included in the first paycheck after the installment date (e.g., In the U.S., this will be the mid-month paycheck).
•	No interest will accrue on unpaid amounts.

•	In the case of retirement, participation in an incentive attrition program, mutually satisfactory release, death or medical leave, the executive will retain any grant payment that has been received prior to the separation date.

-	In the rare instances where eligibility or administrative requirements are modified, such changes are subject to review and approval by the Compensation Committee and disclosure in an 8-K as required by federal securities laws.

Tax Implications
•	For U.S. executives, the Federal Tax Rate is the supplemental tax rate.